Exhibit 3.1

ARTICLES OF AMENDMENT

OF

WACCAMAW BANKSHARES, INC.

Waccamaw Bankshares, Inc., a corporation organized and existing under the laws of the State of North Carolina (the “Corporation), for the purpose of amending its articles of incorporation to fix the preferences, limitations, and relative rights of a new series of its preferred stock in accordance with the provisions of sections 55-6-02 and 55-10-06 of the General Statutes of North Carolina, hereby submits these articles of amendment:

1.	The name of the Corporation is Waccamaw Bankshares, Inc.

2.	Article II of the articles of incorporation of the Corporation shall be amended and restated to set forth the terms of the Corporation’s fixed-rate noncumulative perpetual preferred stock, series B, such amended and restated article II to read in its entirety as follows:

II.

The amount of authorized capital stock of the Corporation shall be 51,000,000 shares, to be divided into 50,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. The common stock shall be of one class. Subject to the rights of the preferred stock as determined by the Board of Directors, the holders of the common stock shall have one vote per share on all matters on which the holders of the common stock are entitled to vote. The shares of preferred stock may be issued from time to time by the Corporation in such series as the Board of Directors may determine and shall have such voting powers, designations, preferences, limitations, and relative rights as the Board of Directors may and hereby is authorized to determine.

(a) Pursuant to the foregoing provisions of this Article II, there are hereby authorized and established, out of the 1,000,000 shares of preferred stock, which the Corporation has authority to issue pursuant to this Article II, a series of such preferred stock, designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

(1) The Series A Preferred Stock shall consist of 400,000 shares, no par value per share.

The holders of Series A Preferred Stock shall not be entitled to vote on matters submitted for a vote of the holders of common stock. Notwithstanding the foregoing, the holders of Series A Preferred Stock shall have the voting powers provided by law, if any.

(2) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, which shall include the outstanding common stock of the Corporation and any common stock the Corporation may issue in the future, unless, prior to the first such distribution, the holders of the Series A Preferred Stock shall have received an amount per share equal to $17.00, subject to adjustment for the effect of stock splits, dividends or distributions or (ii) to the holders of stock ranking pari passu (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made proportionately on the Series A Preferred Stock and all other such pari passu stock. In the event there are insufficient assets to pay an amount per share equal to $17.00, subject to adjustment for the effect of stock splits, dividends or distributions, any distribution made to the holders of the Series A Preferred Stock will be allocated pro rata amongst the holders thereof. The merger or consolidation of the Corporation or the sale of all or substantially all the assets of the Corporation or a share exchange in which all of the shares of the Corporation are acquired shall not be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph (2).

(3) In the event that the holders of Series A Preferred Stock are afforded any voting powers provided by law, the Corporation may, in its sole discretion, elect to convert the outstanding shares of Series A Preferred Stock to shares of common stock on a one-for-one basis. In the event the Corporation elects to convert the outstanding shares of Series A Preferred Stock to shares of common stock, notice of conversion of the Series A Preferred Stock shall be mailed at least 15, but not more than 60, days prior to the date fixed for such conversion to each holder of Series A Preferred Stock to be converted, at such holder’s address as it appears on the books of the Corporation. In order to facilitate the conversion of the Series A Preferred Stock, the Board of Directors may set a record date for the determination of the holders of the Series A Preferred Stock to be converted, or may cause the transfer books of the Corporation to be closed for the transfer of Series A Preferred Stock, not more than 60 days prior to the date fixed for such conversion.

(4) After one year and one day from the date a holder is first issued a share or shares of Series A Preferred Stock, a holder of Series A Preferred Stock may elect to convert such holder’s shares of Series A Preferred Stock into shares of common stock, no par value, of the Corporation. In the event a holder elects to so convert his or her shares of Series A Preferred Stock as described above, the holder shall provide a written notice of intent to convert such shares of Series A Preferred Stock to the Corporation. Upon receipt of such written notice of intent to convert, the Corporation shall cause to be issued a number of shares of its authorized, but unissued shares of common stock, no par value, equal to the number of shares of Series A Preferred Stock so converted on a one-for-one basis.

(5) The Corporation shall not, directly or indirectly, convert, redeem or purchase or otherwise acquire any shares of the Series A Preferred Stock except as provided in this subdivision (a) of Article II or pursuant to a pro rata offer made in writing on terms identical to each holder of Series A Preferred Stock at the time outstanding.

(6) Any shares of the Series A Preferred Stock converted, redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof; all such shares shall upon their cancellation become authorized but unissued shares of preferred stock.

(b) Fixed-Rate Noncumulative Perpetual Preferred Stock, Series B

(1) Designation and Number of Shares

Pursuant to the foregoing provisions of this article II, there are hereby authorized and established, out of the 1,000,000 shares of preferred stock, which the Corporation has authority to issue pursuant to this article II, a series of such preferred stock, designated fixed-rate noncumulative perpetual preferred stock, series B (the “Series B Preferred Stock”). The Series B Preferred Stock shall consist of 546,375 shares, no par value per share.

(2) Definitions

(i) “Business Day” means any day except Saturday, Sunday, and any day on which banking institutions in the State of North Carolina generally are authorized or required by law or other governmental actions to close.

(ii) “Common Stock” means the common stock, no par value per share, of the Corporation.

(iii) “Dividend Payment Date” means February 15, May 15, August 15, and November 15 of each year.

(iv) “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding the next Dividend Payment Date.

(v) “Dividend Record Date” means the fifteenth calendar day immediately preceding a Dividend Payment Date, or such other record date fixed by the Board of Directors or any authorized committee of the Board of Directors that is not more than sixty nor less than ten days prior to a Dividend Payment Date. Any day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(vi) “Initial Dividend Period” shall mean the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

(vii) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights or as to rights on liquidation, dissolution, or winding up of the Corporation.

(viii) “Liquidation Amount” means $30.00 per share of Series B Preferred Stock.

(ix) “Original Issue Date” means the date on which shares of Series B Preferred Stock are first issued.

(x) “Parity Stock” means any class or series of stock of the Corporation (other than the Series B Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights or as to rights on liquidation, dissolution, or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or noncumulatively).

(xi) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.

(3) General Matters

Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock. The Series B Preferred Stock shall be perpetual, subject to the provisions of section (b)(7) hereof. The Series B Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

(4) Voting Rights

(i) General. The holders of the Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(ii) Class Voting Rights as to Particular Matters. So long as any shares of Series B Preferred Stock are outstanding, the holders of shares of Series B Preferred Stock, voting as a separate class, shall have the right to vote on the following matters:

(A) Authorization of Senior Stock. Any amendment or alteration of the articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution, or winding up of the Corporation;

(B) Amendment of Series B Preferred Stock. Any amendment, alteration, or repeal of any provision of the articles of incorporation so as to adversely affect the rights, preferences, privileges, or voting powers of the Series B Preferred Stock; and

(C) Share Exchanges, Reclassifications, Mergers, and Consolidations. Subject to this section (b)(4)(ii), any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this section (b)(4), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series B Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Original Issue Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series B Preferred Stock.

(iii) Changes after Provision for Redemption. No vote or consent of the holders of the Series B Preferred Stock shall be required pursuant to this section (b)(4) if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding shares of the Series B Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to section (b)(7) below.

(iv) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules which the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the articles of incorporation, the bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series B Preferred Stock is listed or traded at the time.

(5) Liquidation Rights

Upon the merger or consolidation of the Corporation or the sale of all or substantially all the assets of the Corporation or a share exchange in which all of the shares of the Corporation are acquired or upon any liquidation, dissolution, or winding up of the Corporation, no distribution shall be made (1) to the holders of stock ranking junior (either as to dividends or upon merger, consolidation, sale, liquidation, dissolution, or winding up) to the Series B Preferred Stock, which shall include the outstanding Common Stock of the Corporation and any Common Stock the Corporation may issue in the future, unless, prior to the first such distribution, the holders of the Series B Preferred Stock shall have received an amount per share equal to the Liquidation Amount, subject to adjustment for the effect of stock splits, dividends, or distributions; or (2) to the holders of stock ranking pari passu (either as to dividends or upon merger, consolidation, sale, liquidation, dissolution, or winding up) with the Series B Preferred Stock, except distributions made proportionately on the Series B Preferred Stock and all other such pari passu stock. In the event there are insufficient assets to pay an amount per share equal to the Liquidation Amount, subject to adjustment for the effect of stock splits, dividends, or distributions, any distribution made to the holders of the Series B Preferred Stock will be allocated pro rata amongst the holders thereof.

(6) Dividends

(i) Dividend Rate. Holders of Series B Preferred Stock shall be entitled to receive, on each share of Series B Preferred Stock if, as, and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, noncumulative cash dividends with respect to each Dividend Period at a per annum rate of 9.0% on the Liquidation Amount per share of Series B Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least twenty calendar days after the date on which shares of Series B Preferred Stock are first issued. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement.

Dividends that are payable on Series B Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve thirty-day months. The amount of dividends payable on Series B Preferred Stock on any date prior to the end of a Dividend Period, and for the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve thirty-day months, and actual days elapsed over a thirty-day month.

Dividends that are payable on Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on the applicable Dividend Record Date.

Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities, or other property, other than dividends (if any) declared and payable on Series B Preferred Stock as specified in this section (b)(6) (subject to the other provisions hereof).

(ii) Dividends Noncumulative. Dividends on shares of Series B Preferred Stock shall be noncumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of any Dividend Period, the holders of Series B Preferred Stock shall have no right to receive any dividend for such a Dividend Period, and the Corporation shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series B Preferred Stock.

(iii) Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Corporation’s Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights or rights on liquidation, dissolution, or winding up of the Corporation (the “Junior Stock”) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock, or Parity Stock shall be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by the Corporation unless full dividends on all outstanding shares of Series B Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series B Preferred Stock on the applicable record date).

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date failing within a Dividend Period related to such Dividend Payment Date) in full upon Series B Preferred Stock and any shares of Parity Stock, all dividends declared on Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment Date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series B Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Date, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of the Series B Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities, or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series B Preferred Stock shall not be entitled to participate in any such dividends.

(iv) Regulatory Restriction. No dividends shall be payable on the Series B Preferred Stock to the extent that declaring and paying such dividends is prohibited by the Federal Reserve or any other regulatory body with jurisdiction over the Corporation.

(7) Redemption

(i) Optional Redemption. On or after the third anniversary of the date on which shares of the Series B Preferred Stock are first issued, the Corporation, at its option, subject to the approval of the Federal Reserve or any other applicable regulatory authority, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series B Preferred Stock at the time outstanding, upon notice given as provided in section (b)(7)(iii) below, at a redemption price equal to 110% of the issue price of the Series B Preferred Stock plus the amount equal to any declared but unpaid dividends payable to the holders of the Series B Preferred Stock.

The redemption price for any shares of Series B Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends for the then-current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in subsection (b)(6)(i) above.

(ii) No Sinking Fund. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock.

(iii) Notice of Redemption. Notice of every redemption of shares of Series B Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least thirty days and not more than sixty days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(iv) Partial Redemption. In case of any redemption of part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(v) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(vi) Status of Redeemed Shares. Shares of Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of preferred stock (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series of preferred stock other than Series B Preferred Stock).

(8) Conversion

(i) Conversion by Holder. A holder of Series B Preferred Stock may elect to convert such holder’s shares of Series B Preferred Stock into shares of Common Stock. In the event a holder elects to so convert his or her shares of Series B Preferred Stock as described above, the holder shall provide a written notice of intent to convert such shares of Series B Preferred Stock to the Corporation. Upon receipt of such written notice of intent to convert, the Corporation shall cause to be issued a number of shares of its authorized, but unissued shares of Common Stock on the basis of 1.5 shares of Common Stock for each share of Series B Preferred Stock so converted.

(ii) Conversion by Corporation. In the event that the holders of Series B Preferred Stock are afforded any voting powers provided by law that are not granted under section (b)(4) hereof, the Corporation may, in its sole discretion, elect to convert the outstanding shares of Series B Preferred Stock to shares of Common Stock on a one-for-one basis. In the event the Corporation elects to convert the outstanding shares of Series B Preferred Stock to shares of Common Stock, notice of conversion of the Series B Preferred Stock shall be mailed at least fifteen, but not more than sixty, days prior to the date fixed for such conversion to each holder of Series B Preferred Stock to be converted, at such holder’s address as it appears on the books of the Corporation. In order to facilitate the conversion of the Series B Preferred Stock, the Board of Directors may set a record date for the determination of the holders of the Series B Preferred Stock to be converted, or may cause the transfer books of the Corporation to be closed for the transfer of Series B Preferred Stock, not more than sixty days prior to the date fixed for such conversion.

(9) No Preemptive Rights.

No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(10) Record Holders

To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(11) Notices

All notices or communications in respect of the Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein or by applicable law. Notwithstanding the foregoing, if shares of the Series B Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series B Preferred Stock in any manner permitted by such facility.

(12) Replacement Certificates

The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

(13) Other Rights

The shares of the Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

3.	Pursuant to section 55-6-02 of the General Statutes of North Carolina, the amendments to the articles of incorporation contained herein do not require shareholder approval as such amendments create a new series within a class before any new shares of such series have been issued. The amendments to the articles of incorporation were duly adopted by the board of directors of the Corporation on February 24, 2011.

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IN WITNESS WHEREOF, Waccamaw Bankshares, Inc., has caused these articles of amendment to be signed by Geoffrey R. Hopkins, its president, this 10th day of March, 2011.

WACCAMAW BANKSHARES, INC.

/s/ Geoffrey R. Hopkins
Geoffrey R. Hopkins
President